Exhibit 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS RESULTS OF OPERATIONS

FOR FISCAL YEAR AND FOURTH QUARTER ENDED

FEBRUARY 28, 2003

Income before accounting change increases 164% over previous year

Houston, TX—May 30, 2003. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for the fiscal year and fourth fiscal quarter ended February 28, 2003.

For fiscal 2003, the Company reported income before taxes and cumulative effect of an accounting change of $1,433,000, compared to $542,000 in fiscal 2002, an increase of 164%. Net income increased 48% to $620,000, or $0.06 per basic and diluted share, in fiscal 2003 from $419,000, or $0.04 per basic and diluted share, in fiscal 2002. An accounting change and a provision for deferred income taxes, described below, affected the comparability of results of operations between fiscal 2003 and fiscal 2002. The substantial increase in income before taxes and the accounting change resulted principally from improved results of operations at branch operations that the Company opened in fiscal 2001. In fiscal 2002, these branches generated an operating loss of approximately $800,000, and in fiscal 2003, were slightly profitable, in the aggregate. Operating income at all of the Company’s business units improved in fiscal 2003 over 2002, except for the Colorado business unit, which is highly dependent on the level of residential new construction.

Sales for fiscal 2003 were $161.8 million, compared with sales of $155.5 million in fiscal 2002, an increase of 4%, which was the same increase for same-store sales. Gross margin percentage on sales increased to 22.3% in fiscal 2003 from 21.8% in fiscal 2002 generally because of improved pricing disciplines throughout the Company. Interest expense declined by 17% in fiscal 2003, compared to fiscal 2002, because of a decrease in the average outstanding variable rate debt.

In fiscal 2003, the Company recorded a provision for deferred income taxes of $251,000 to reduce the carrying value of its net deferred tax asset that relates to the benefit realized from utilization of its tax loss carryforward. There was no similar provision in fiscal 2002. Additionally, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” during the first quarter of fiscal 2003. Utilizing new criteria established by SFAS No. 142 for determining the amount of goodwill to be carried on the Company’s balance sheet, the Company determined that it was appropriate to write off the entire unamortized amount of goodwill associated with its filter manufacturing operation. Net of taxes, such writeoff amounted to $483,000, or $0.04 per share, and is reported in the Company’s income statement as a cumulative effect of accounting change.

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May 30, 2003

In the fourth fiscal quarter ended February 28, 2003, net loss declined to $399,000, or $(0.03) per share, from $685,000, or $(0.06) per share, in the prior year fourth quarter. Sales for the fourth fiscal quarter of fiscal 2003 were $33.2 million and gross margin percentage was 23.6%, compared to $32.2 million in sales and gross margin percentage of 23.0% for the fourth quarter of fiscal 2002. Same-store sales increased 3% in the fourth quarter of fiscal 2003 compared to fiscal 2002.

Commenting on the company’s year-end and fourth quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Our financial performance in fiscal 2003 was a substantial improvement over a good year in fiscal 2002. We did not generate the same rate of sales increase in fiscal 2003 as in fiscal 2002, but our 50 basis point improvement in gross margin percentage and our successful efforts to begin reducing debt and related interest expense sharply increased the Company’s bottom line. Two specific achievements in fiscal 2003 are particularly notable. First, the group of branches that we opened in the last half of fiscal 2001 was profitable in fiscal 2003, after experiencing significant losses in the prior two fiscal years. We have consistently expected that this group of branches would be a catalyst for the Company’s growth, and despite relatively difficult economic conditions since their inception, these branches are now fulfilling their initial promise. Second, we significantly improved our asset management in fiscal 2003. At the end of the year, both accounts receivable and inventory are less than at the end of fiscal 2002, even though sales have continued to increase. As a result, our net cash flow from operating and investing activities increased 181% to $2.2 million in fiscal 2003, which enabled us to begin reducing our indebtedness. We will maintain this focus in fiscal 2004, with a goal of reducing our debt even further. We believe this is prudent business strategy in light of uncertain business conditions and will enable us to respond to business opportunities that we believe will arise when consistent economic growth resumes.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 9 companies with 44 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

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CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

May 30, 2003

ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Year Ended February 28,		Quarter Ended February 28,
	2003	2002	2003	2002
Sales	$161,822	$155,490	$33,241	$32,265
Cost of sales	125,684	121,561	25,407	24,839

Gross profit	36,138	33,929	7,834	7,426
Selling, general and administrative expenses	32,185	30,399	7,868	7,707
Depreciation and amortization	1,263	1,433	277	360

Operating income	2,690	2,097	(311)	(641)
Interest expense	1,731	2,087	393	440
Other non-operating (income)	(474)	(532)	(125)	(172)

Income before taxes and cumulative effect of accounting change	1,433	542	(579)	(909)
Provision for income taxes:
Current	79	123	(17)	8
Deferred	251	—	(162)	(232)

Income before cumulative effect of accounting change	1,103	419	(399)	(685)
Cumulative effect of accounting change, net of taxes	(483)	—	—	—

Net income	$620	$419	$(399)	$(685)

Earnings per share:
Basic	$.06	$.04	$(.03)	$(.06)
Diluted	$.06	$.04	$(.03)	$(.06)
Average outstanding shares:
Basic	10,681,294	10,681,294	10,681,294	10,681,294
Diluted	10,681,294	10,681,294	10,681,294	10,681,294